TRAEGER ANNOUNCES THIRD QUARTER FISCAL 2023 RESULTS
INCREASES MIDPOINT OF GUIDANCE RANGE FOR FULL YEAR 2023

SALT LAKE CITY, Ut., November 8, 2023 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended September 30, 2023.
Third Quarter FY 23 Highlights
•Total revenues increased 25.5% to $117.7 million
•Gross profit margin of 37.9%, up 1,120 basis points compared to prior year
•Net loss of $19.3 million compared to net loss of $211.1 million compared to the prior year
•Adjusted EBITDA of $4.7 million, up from a $13.0 million loss in the prior year
•Increases midpoint of FY 2023 revenue, gross margin and Adjusted EBITDA guidance
"I am pleased with our third quarter financial results, which were ahead of our expectations," said Jeremy Andrus, CEO of Traeger. "Third quarter's performance is the direct result of our team's unrelenting focus over the last year on positioning Traeger for improved financial flexibility and profitability. Our efforts to rightsize channel inventories allowed for more normalized replenishment rates at retail in the quarter which drove strong growth in grills compared to last year. Moreover, we are now seeing greater benefit from lower supply chain costs, which in combination with expense discipline, drove a meaningful improvement in Adjusted EBITDA in the third quarter."
Mr. Andrus continued, "Given the better than expected results in the third quarter, we are increasing the midpoint of our revenue, gross margin and Adjusted EBITDA outlook for the full year. I believe we continue to be strongly positioned to execute our strategy to materially grow penetration and awareness of the Traeger brand. We recognize that the macroeconomic backdrop remains volatile and we will manage the business prudently as we look to create long-term value for our shareholders."

Operating Results for the Third Quarter
Total revenue increased 25.5% to $117.7 million, compared to $93.8 million in the third quarter last year.
•Grills increased 45.1% to $56.6 million as compared to the third quarter last year. The increase was primarily driven by an increase in unit volumes, partially offset by a decrease in average selling price due to strategic pricing actions.
•Consumables increased 0.9% to $25.4 million as compared to the third quarter last year. The increase was driven by higher unit volumes of food consumables, partially offset by lower average selling prices of wood pellets and food consumables.
•Accessories increased 20.7% to $35.8 million as compared to the third quarter last year. This increase was driven primarily by higher sales of MEATER smart thermometers as well as growth of Traeger branded accessories.
North America revenue increased 23.6% in the third quarter compared to the prior year. Rest of World revenues increased 40.0% in the third quarter compared to the prior year.
Gross profit increased to $44.7 million, compared to $25.1 million in the third quarter last year. Gross profit margin was 37.9% in the third quarter, compared to 26.7% in the same period last year. Excluding restructuring costs, gross profit margin was 28.5% in the third quarter of last year. The increase in gross margin was driven primarily by favorability from freight and logistics costs.
Sales and marketing expenses were $25.9 million, compared to $25.5 million in the third quarter last year. The increase in sales and marketing expense was driven by higher employee costs and stock-based compensation expense, largely offset by a reduction in variable costs.
General and administrative expenses were $24.8 million, compared to $70.5 million in the third quarter last year. The decrease in general and administrative expense was driven by a decrease in stock-based compensation expense of $47.8 million primarily due to the accelerated vesting in the comparable period of $40.5 million of modified awards held by the CEO and certain directors.
Net loss was $19.3 million in the third quarter, or a loss of $0.16 per diluted share, compared to net loss of $211.1 million in the third quarter of last year, or a loss of $1.76 per diluted share, which included a non-cash goodwill impairment charge of $110.8 million.1
Adjusted net loss was $14.3 million, or $0.12 per diluted share compared to $73.6 million, or $0.61 per diluted share in the third quarter last year.2
Adjusted EBITDA was $4.7 million in the third quarter compared to an Adjusted EBITDA loss of $13.0 million in the same period last year.2
1 There were no potentially dilutive securities outstanding as of September 30, 2023 and 2022.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the third quarter totaled $11.3 million, compared to $39.1 million at December 31, 2022.
Inventory at the end of the third quarter was $101.9 million, compared to $153.5 million at December 31, 2022. The decrease in inventory was driven primarily by strategic inventory management.

Guidance For Full Year Fiscal 2023
The Company is updating its guidance for Fiscal 2023. The Company's updated outlook reflects better than expected third quarter performance and expected growth in revenue and Adjusted EBITDA in the fourth quarter.
•Total revenue is expected to be between $590 million and $600 million
•Gross Margin is expected to be between 36.5% and 37%
•Adjusted EBITDA is expected to be between $57 million and $59 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, goodwill impairment, restructuring costs, non-routine legal expenses, change in fair value of contingent consideration, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's third quarter results is scheduled for Wednesday, November 8, 2023, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +1 (646) 904-5544 for international callers, conference ID 511836. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +44 (204) 525-0658 for international callers, conference ID 527862. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2023 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, a decline in sales of our grills, our dependence on three major retailers, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended

December 31, 2022, as updated by Part II, Item 1A. "Risk Factors" our Quarterly Report on Form 10-Q for the period ended September 30, 2023. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$11,280	$39,055
Restricted cash	—	12,500
Accounts receivable, net	50,996	42,050
Inventories	101,891	153,471
Prepaid expenses and other current assets	35,051	27,162
Total current assets	199,218	274,238
Property, plant, and equipment, net	55,232	55,510
Operating lease right-of-use assets	11,922	13,854
Goodwill	74,725	74,725
Intangible assets, net	481,155	512,858
Other non-current assets	14,468	15,530
Total assets	$836,720	$946,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$26,028	$29,841
Accrued expenses	40,682	52,295
Line of credit	25,000	11,709
Current portion of notes payable	250	250
Current portion of operating lease liabilities	3,772	5,185
Current portion of contingent consideration	10,810	12,157
Other current liabilities	1,726	1,470
Total current liabilities	108,268	112,907
Notes payable, net of current portion	397,009	468,108
Operating leases liabilities, net of current portion	8,418	9,001
Contingent consideration, net of current portion	—	10,590
Deferred tax liability	10,373	10,370
Other non-current liabilities	879	870
Total liabilities	524,947	611,846
Commitments and contingencies—See Note 10
Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 125,658,970 and 122,624,414 as of September 30, 2023 and December 31, 2022	13	12
Additional paid-in capital	929,249	882,069
Accumulated deficit	(630,832)	(570,475)
Accumulated other comprehensive income	13,343	23,263
Total stockholders' equity	311,773	334,869
Total liabilities and stockholders' equity	$836,720	$946,715

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$117,730	$93,788	$442,403	$517,768
Cost of revenue	73,064	68,710	278,983	336,605
Gross profit	44,666	25,078	163,420	181,163
Operating expenses:
Sales and marketing	25,913	25,496	75,903	102,401
General and administrative	24,823	70,485	103,873	142,637
Amortization of intangible assets	8,889	8,889	26,666	26,666
Change in fair value of contingent consideration	(2,300)	1,820	508	3,775
Restructuring costs	225	8,036	225	8,036
Goodwill impairment	—	110,837	—	222,322
Total operating expense	57,550	225,563	207,175	505,837
Loss from operations	(12,884)	(200,485)	(43,755)	(324,674)
Other income (expense):
Interest expense	(7,517)	(7,337)	(23,408)	(20,238)
Other income (expense), net	1,992	(3,545)	8,020	(8,351)
Total other expense	(5,525)	(10,882)	(15,388)	(28,589)
Loss before provision (benefit) for income taxes	(18,409)	(211,367)	(59,143)	(353,263)
Provision (benefit) for income taxes	852	(225)	1,214	(27)
Net loss	$(19,261)	$(211,142)	$(60,357)	$(353,236)
Net loss per share, basic and diluted	$(0.16)	$(1.76)	$(0.49)	$(2.98)
Weighted average common shares outstanding, basic and diluted	124,053,643	119,924,371	123,265,134	118,682,379
Other comprehensive income (loss):
Foreign currency translation adjustments	$(27)	$(67)	$(24)	$(58)
Change in cash flow hedge	—	12,285	(2,088)	24,609
Amortization of dedesignated cash flow hedge	(2,666)	—	(7,808)	—
Total other comprehensive income (loss)	(2,693)	12,218	(9,920)	24,551
Comprehensive loss	$(21,954)	$(198,924)	$(70,277)	$(328,685)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,357)	$(353,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	11,204	9,703
Amortization of intangible assets	32,074	32,025
Amortization of deferred financing costs	1,519	1,468
Loss on disposal of property, plant and equipment	2,262	707
Stock-based compensation expense	47,180	80,687
Bad debt expense	153	(317)
Unrealized loss (gain) on derivative contracts	(2,689)	4,567
Amortization of dedesignated cash flow hedge	(7,808)	—
Change in fair value of contingent consideration	288	495
Goodwill impairment	—	222,322
Restructuring costs	—	1,419
Other non-cash adjustments	(15)	—
Change in operating assets and liabilities:
Accounts receivable, net	(9,099)	58,874
Inventories	51,580	(14,845)
Prepaid expenses and other current assets	(6,077)	(7,118)
Other non-current assets	(393)	64
Accounts payable and accrued expenses	(15,467)	(42,838)
Other non-current liabilities	4	22
Net cash provided by (used in) operating activities	44,359	(6,001)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(15,678)	(15,128)
Capitalization of patent costs	(373)	(403)
Proceeds from sale of property, plant, and equipment	2,925	—
Net cash used in investing activities	(13,126)	(15,531)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	103,100	166,978
Repayments on line of credit	(161,809)	(156,666)
Proceeds from long-term debt	—	12,500
Repayments of long-term debt	(188)	—
Principal payments on finance lease obligations	(386)	(355)
Payments of acquisition related contingent consideration	(12,225)	(9,275)
Taxes paid related to net share settlement of equity awards	—	(41)
Net cash provided by (used in) financing activities	(71,508)	13,141
Net decrease in cash, cash equivalents and restricted cash	(40,275)	(8,391)
Cash, cash equivalents and restricted cash at beginning of period	51,555	16,740
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,280	$8,349

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Nine Months Ended September 30,
	2023	2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$30,243	$18,403
Cash paid for income taxes	$2,449	$2,250
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$451	$952
Property, plant, and equipment included in accounts payable and accrued expenses	$2,152	$15,512

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Loss, together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Loss per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin and Adjusted Net Loss Margin, together with a reconciliation of Net Loss Margin to such measures, and Adjusted Gross Margin together with a reconciliation of Gross Margin to such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share or Gross Margin. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis. A reconciliation of Adjusted Gross Margin guidance to Gross Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact of restructuring costs recorded in cost of revenue which is an adjustment to Adjusted Gross Margin.

	Three Months Ended September 30,
	2023	2022
Gross margin	37.9%	26.7%
Add: Impact of restructuring costs recorded in cost of revenue	—%	1.7%
Adjusted gross margin	37.9%	28.5%
The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Margin and Adjusted Net Income per share, respectively, on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in thousands, except share and per share amounts)
Net loss	$(19,261)	$(211,142)	$(60,357)	$(353,236)
Adjustments:
Other (income) expense (1)	(5,644)	21	(16,302)	4,095
Goodwill impairment	—	110,837	—	222,322
Restructuring costs (2)	225	9,644	225	9,644
Stock-based compensation	6,201	53,253	47,180	80,687
Non-routine legal expenses (3)	—	788	481	3,757
Amortization of acquisition intangibles (4)	8,253	8,253	24,762	24,760
Change in fair value of contingent consideration	(2,300)	1,820	508	3,775
Other adjustment items (5)	—	274	669	1,355
Tax impact of adjusting items (6)	(1,765)	(47,349)	(14,686)	(89,732)
Adjusted net loss	$(14,291)	$(73,601)	$(17,520)	$(92,573)

Net loss	$(19,261)	$(211,142)	$(60,357)	$(353,236)
Adjustments:
Provision (benefit) for income taxes	852	(225)	1,214	(27)
Interest expense	7,517	7,337	23,408	20,238
Depreciation and amortization	14,433	14,382	43,275	41,801
Other (income) expense (7)	(2,978)	21	(8,494)	4,095
Goodwill impairment	—	110,837	—	222,322
Restructuring costs (2)	225	9,644	225	9,644
Stock-based compensation	6,201	53,253	47,180	80,687
Non-routine legal expenses (3)	—	788	481	3,757
Change in fair value of contingent consideration	(2,300)	1,820	508	3,775
Other adjustment items (5)	—	274	669	1,355
Adjusted EBITDA	$4,689	$(13,011)	$48,109	$34,411

Revenue	$117,730	$93,788	$442,403	$517,768
Net loss margin	(16.4)%	(225.1)%	(13.6)%	(68.2)%
Adjusted net loss margin	(12.1)%	(78.5)%	(4.0)%	(17.9)%
Adjusted EBITDA margin	4.0%	(13.9)%	10.9%	6.6%

Net loss per diluted share	$(0.16)	$(1.76)	$(0.49)	$(2.98)
Adjusted net loss per diluted share	$(0.12)	$(0.61)	$(0.14)	$(0.78)
Weighted average common shares outstanding - diluted	124,053,643	119,924,371	123,265,134	118,682,379
(1)Represents realized and unrealized gains on the interest rate swap, including amortization of dedesignated cash flow hedge, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents costs in connection with the 2022 restructuring plan, including $1.6 million of costs recorded in cost of revenue within the three and nine months ended September 30, 2022 condensed consolidated statements of operations and comprehensive loss.
(3)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents non-routine operational wind-down costs, non-cash ground lease expense associated with a build-to-suit lease in 2022, as well as write-offs and restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 26.2% and 25.5% for the three and nine months ended September 30, 2023, respectively and 25.6% for both the three and nine months ended September 30, 2022. The amounts for the three and nine months ended September 30, 2022 have been adjusted to reflect the application of the estimated blended statutory tax rates, as opposed to effective income tax rates that were used in prior periods, in order to include the current and deferred income tax expenses that are commensurate with the non-GAAP measure of profitability.

(7)Represents realized and unrealized gains on the interest rate swap, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.